EXHIBIT 99.1

Improvement in Banking and Capital Markets Continues as First Horizon Announces Earnings

Company Increases Share Repurchase Program

MEMPHIS, Tenn., April 19, 2012 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) continued to show strength with its primary businesses – regional banking through First Tennessee and capital markets through FTN Financial – improving pre-tax income from first quarter 2011 to first quarter 2012. Loans increased by almost $1 billion in the regional bank, a 9 percent increase from first quarter 2011, and capital markets' revenues increased 18 percent from first quarter 2011. First quarter results in the non-strategic segment deteriorated as First Horizon continues to work through issues from the mortgage business the company sold in 2008.

First Horizon is increasing its share buyback program to a total of $200 million.

"Our team is focused on providing a differentiated level of service to our customers and earning new business. We are seeing the payoff as our core operating results remain strong and trends continue to improve," said Bryan Jordan, First Horizon chairman and CEO. "We continue to invest in our businesses and people to improve the customer experience. We are also working to improve service and control costs by simplifying processes and operations. And we're continuing to return capital to our shareholders through our increased share buyback."

Financial results

  Net income available to common shareholders was $30.5 million, or $.12 per diluted share.
  First Horizon remains focused on enhancing productivity and improving its efficiency ratio while continuing to deliver superior products and service to customers. Expenses in the regional bank improved 6 percent compared to first quarter 2011, but overall expenses were up 3 percent compared to first quarter 2011 because of somewhat higher mortgage repurchase costs and higher variable compensation costs due to increased revenues at FTN Financial.
Key Performance Ratios & Other Data				1Q12 Change vs.
(Shares in thousands)/(Unaudited)	1Q12	4Q11	1Q11	4Q11	1Q11
Diluted EPS	$0.12	$0.13	$0.15	(8)%	(20)%
Diluted shares	255,369	260,372	265,556	(2)%	(4)%
Period-end shares outstanding	252,667	257,468	263,335	(2)%	(4)%
Return on average assets (annualized) (a)	0.53%	0.60%	0.71%
Return on average common equity (annualized) (b)	5.15%	5.69%	6.82%
Net interest margin (c)	3.12%	3.23%	3.22%
Efficiency ratio (d)	86.08%	86.71%	85.20%
Full time equivalent employees	4,597	4,728	5,159	(3)%	(11)%
(a) Calculated using net income.
(b) Calculated using net income available to common shareholders.
(c) Net interest margin is computed using total net interest income adjusted for fully taxable equivalent ("FTE"). Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(d) Noninterest expense divided by total revenue excluding securities gains/(losses).

Segment highlights

  Pre-tax income in the regional bank was up 13 percent compared to the first quarter of 2011. The provision for loan losses was a credit of $7 million for the quarter, reflecting continued improvement in the commercial loan portfolio. Net interest income improved 9 percent from first quarter 2011 because of higher loan volume. Total fees fell 10 percent primarily from the impact of the Durbin amendment.
  Capital markets' pre-tax income improved more than 45 percent, and average daily revenues from fixed income sales were up 18 percent, reflecting favorable market conditions. The strong performance led to higher variable compensation costs, which drove expenses up 9 percent.
  The consolidated net interest margin was 3.12 percent for the quarter compared to 3.22 percent from first quarter 2011. The decline was driven mostly by lower yields on the investment and fixed-rate loan portfolios.
  The corporate segment saw a pre-tax loss of $18 million, with lower net interest income from declining yields in the securities portfolio. That compares to a loss of $8 million in the first quarter of 2011, when the segment had a debt extinguishment gain of $6 million.
  The pre-tax loss in the non-strategic segment increased to $44 million. Revenues were down due to lower net interest income from First Horizon's success in winding down this loan portfolio.  Additionally, the mortgage repurchase expense provision remained elevated.
Income Statement Highlights				1Q12 Change vs.
(Thousands)/(Unaudited)	1Q12	4Q11	1Q11	4Q11	1Q11
Net interest income	$171,929	$178,877	$172,755	(4)%	*
Noninterest income	202,113	180,993	195,537	12%	3%
Securities gains/(losses), net	328	203	798	NM	NM
Total revenue	374,370	360,073	369,090	4%	1%
Noninterest expense	321,994	312,036	313,796	3%	3%
Provision for loan losses	8,000	10,000	1,000	(20)%	NM
Income before income taxes	44,376	38,037	54,294	17%	(18)%
Provision/(benefit) for income taxes	10,570	(526)	12,162	NM	(13)%
Income from continuing operations	33,806	38,563	42,132	(12)%	(20)%
Income/(loss) from discontinued operations, net of tax	(435)	(752)	871	42%	NM
Net income	33,371	37,811	43,003	(12)%	(22)%
Net income attributable to noncontrolling interest	2,844	2,871	2,844	(1)%	*
Net income available to common shareholders	$30,527	$34,940	$40,159	(13)%	(24)%
NM - Not meaningful
* Amount is less than one percent.

Continued improvement in credit quality

  Credit trends continued to be positive, with the loan loss provision expense remaining low. Reserves decreased 41 percent from first quarter 2011.
Asset Quality Highlights				1Q12 Change vs.
(Dollars in Thousands)/(Unaudited)	1Q12	4Q11	1Q11	4Q11	1Q11
Allowance for loan losses	$346,016	$384,351	$589,128	(10)%	(41)%
Allowance / period-end loans	2.17%	2.34%	3.69%
Net charge-offs	$46,335	$75,294	$76,671	(38)%	(40)%
Net charge-offs (annualized) / average loans	1.16%	1.84%	1.93%
Non-performing assets (NPA)	$527,149	$521,161	$818,969	1%	(36)%
NPA % (a)	2.66%	2.57%	4.55%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Capital

  The Tier 1 capital ratio remains among the strongest in the industry, at 14.22 percent for the quarter.
  First Horizon continues to strategically deploy capital. This morning First Horizon announced a quarterly dividend of $.01 per share and an increase to a total of $200 million for its share buyback program. In first quarter 2012 First Horizon bought back $44.5 million of common stock as part of that program.
Balance Sheet Highlights & Capital Ratios				1Q12 Change vs.
(Period-End, Dollars in Thousands)/(Unaudited)	1Q12	4Q11	1Q11	4Q11	1Q11
Total loans, net of unearned income	$15,971,330	$16,397,127	$15,972,372	(3)%	*
Total deposits	16,935,170	16,213,009	15,350,967	4%	10%
Total assets	25,678,969	24,789,384	24,438,344	4%	5%
Total liabilities	23,004,796	22,104,747	21,798,287	4%	6%
Total equity	2,674,173	2,684,637	2,640,057	*	1%
Book value per common share	$9.42	$9.28	$8.90
Tangible book value per common share (a)	$8.78	$8.66	$8.21
Tangible common equity/tangible assets (a)	8.70%	9.05%	8.91%
Tier 1 capital ratio (b)	14.22%	14.23%	14.26%
* Amount is less than one percent.
(a) Refer to the Non-GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets, tangible book value per common share and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as demonstrated by their use by the various banking regulators in reviewing the capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands) (Unaudited)	1Q12	4Q11	1Q11
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,674,173	$2,684,637	$2,640,057
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,379,008	2,389,472	2,344,892
Less: Intangible assets (GAAP) (b)	159,880	159,902	183,625
(C) Tangible common equity (Non-GAAP)	$2,219,128	$2,229,570	$2,161,267

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$25,678,969	$24,789,384	$24,438,344
Less: Intangible assets (GAAP) (b)	159,880	159,902	183,625
(E) Tangible assets (Non-GAAP)	$25,519,089	$24,629,482	$24,254,719

Period-end Shares Outstanding
(F) Period-end shares outstanding	252,667	257,468	263,335

Ratios
(C)/(E)Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	8.70%	9.05%	8.91%
(A)/(D) Total equity to total assets (GAAP)	10.41%	10.83%	10.80%
(C)/(F)Tangible book value per common share (Non-GAAP)	$8.78	$8.66	$8.21
(B)/(F) Book value per common share (GAAP)	$9.42	$9.28	$8.90

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Total Consolidated:
Net interest income (GAAP)	$171,929	$178,877	$172,755
FTE adjustment	1,659	1,650	1,386
Net interest income adjusted for impact of FTE (Non-GAAP)	$173,588	$180,527	$174,141

Conference Call

Management will hold a conference call at 8:00 a.m. Central Time today to review earnings and performance trends. The conference call will also be webcast live and accompanied by a slide presentation. The financial supplement and slide presentation are available in the events and presentations section of http://ir.fhnc.com. Callers wishing to participate may call toll-free starting at 7:45 a.m. Central Time by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 66870878.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon Central Time today until 11:59 p.m. April 29. To listen to the replay, callers should dial 855-859-2056 or 404-537-3406. The passcode is 66870878. The event also will be archived and available by midnight tonight in the events and presentations section of http://ir.fhnc.com.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,600 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

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CONTACT: Kim Cherry, Media Relations, (901)523-4352
         Aarti Bowman, Investor Relations, (901)523-4017